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Exhibit 99

WESTERN GAS RESOURCES, INC. ANNOUNCES REDEMPTION
AND DELISTING OF ALL REMAINING OUTSTANDING SHARES
OF $2.625 CUMULATIVE CONVERTIBLE PREFERRED STOCK

        DENVER, March 16, 2004—Western Gas Resources, Inc. (the "Company") (NYSE: WGR) announced today that it has called for redemption all remaining outstanding shares of its $2.625 Cumulative Convertible Preferred Stock, $0.10 par value (the "Preferred Stock"), less any shares called for redemption which have been converted by the holders thereof prior to the Redemption Date, as defined below. The redemption date of the Preferred Stock will be April 20, 2004 (the "Redemption Date"), and the redemption price will be $50.00 per share of Preferred Stock, plus accrued and unpaid dividends, up to, but excluding, the Redemption Date (i.e., the total redemption price will be $50.467 per share of Preferred Stock) (the "Redemption Price"). The redemption of the Preferred Stock is being effected pursuant to Section 5 of the Certificate of Designation of the Preferred Stock (the "Certificate of Designation").

        Holders of Preferred Stock being redeemed (apart from any other disposition of such stock) may elect to convert their shares of Preferred Stock into whole shares of common stock, par value $.10 per share, together with the Series A Junior Participating Preferred Stock purchase rights associated therewith (such common stock, together with such associated rights, being hereinafter referred to as the "Common Stock") prior to the close of business on April 19, 2004 (the "Conversion Election Deadline"), at a conversion price per share of Common Stock of $39.75, surrender their Preferred Stock called for redemption at the total redemption price of $50.467 per share, or convert a portion and redeem a portion of the Preferred Stock called for redemption.

        As of March 12, 2004, a total of 1,247,691 shares of the Preferred Stock were outstanding. If all holders elect to convert the entire portion of the Preferred Stock subject to mandatory redemption rather than being redeemed, the Company as a result of such conversion would issue approximately 1,569,423 shares of Common Stock. If holders of Preferred Stock do not elect to convert any of the shares of Preferred Stock subject to redemption, the total cost to the Company of redeeming the remaining outstanding shares of Preferred Stock would be approximately $62.4 million.

        On or before the Redemption Date, the funds necessary for the redemption of the remaining outstanding shares of Preferred Stock, less any shares called for redemption which have been converted by the holders prior to the Redemption Date, will have been set aside by the Company in trust for the benefit of the holders thereof. Subject to applicable escheat laws, any moneys set aside by the Company and unclaimed at the end of two years from the Redemption Date will revert to the general funds of the Company, after which reversion the holders of the shares of the Preferred Stock called for redemption may look only to the general funds of the Company for the payment of the Redemption Price.

        Shares of Preferred Stock surrendered for conversion into Common Stock prior to the close of business on the next dividend payment record date of March 31, 2004 will not be eligible to receive the dividend payment payable on the corresponding dividend payment date of May 15, 2004. However, if holders of shares of Preferred Stock that have been called for redemption were the holders of record on the March 31, 2004 dividend payment record date and elect to convert such shares after the March 31, 2004 dividend payment record date but before the Conversion Election Deadline, such holders will be entitled to receive the regular dividend payment for the dividend period ending May 15, 2004, notwithstanding such conversion.

        The reported last sale price of the Common Stock on the New York Stock Exchange on March 15, 2004, was $50.30 per share. As long as the market price of the Company's Common Stock remains at or above $39.75 per share, the holders of Preferred Stock who elect to convert, provided such conversion is after the next dividend payment record date for the Preferred Stock of March 31, 2004, will receive upon conversion Common Stock and dividends on the next preferred dividend payment date of May 15, 2004, having a greater current market value than the amount of cash receivable upon redemption. Shares of Common Stock received upon conversion will be eligible to receive dividends, if any, declared in relation to Common Stock for all shares of Common Stock held as of the record date for such Common Stock dividend.

        Notwithstanding that any certificates representing the Preferred Stock called for redemption (the "Certificates") have not been surrendered for cancellation, on and after the Redemption Date such Preferred Stock will no longer be deemed to be outstanding, dividends on such Preferred Stock will cease to accrue, and all rights of the holders in respect of such Preferred Stock being redeemed, including the conversion rights, will cease, except for the right to receive the Redemption Price, without interest thereon, upon surrender of the Certificates.

        The notice of redemption and related materials will be mailed to registered holders of the Preferred Stock called for redemption on or about March 16, 2004. Shares of the Preferred Stock called for redemption or conversion are to be surrendered to EquiServe Trust Company, N.A., as redemption and conversion agent, for payment of the Redemption Price or conversion into shares of Common Stock, by mail, by hand or by overnight delivery at the addresses set forth in the letter of transmittal that will accompany the notice of redemption. Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to EquiServe Trust Company, N.A., at 800-736-3001.

        The Company will also apply to the New York Stock Exchange for delisting of the Preferred Stock, effective on the Redemption Date or shortly thereafter.

        The Company is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company's producing properties are based in Wyoming and Colorado, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States, providing a broad range of services to its customers from the wellhead to the sales delivery point. For additional Company information, visit Western's Web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations, (800) 933-5603 e-mail: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES REDEMPTION AND DELISTING OF ALL REMAINING OUTSTANDING SHARES OF $2.625 CUMULATIVE CONVERTIBLE PREFERRED STOCK